UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 26, 2022

Deciphera Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38219	30-1003521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Smith Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (781) 209-6400

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.01 Par Value	DCPH	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 26, 2022, Deciphera Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Jefferies LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of an aggregate of 5,251,239 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and, in lieu of Common Stock to certain investors, pre-funded warrants to purchase 9,748,761 shares of Common Stock (the “Pre-Funded Warrants”) to the Underwriters (the “Offering”). Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to 2,250,000 additional shares (the “Option Shares” and together with the Firm Shares, the “Shares”) of Common Stock.

The Shares will be sold to the purchasers at a public offering price of $10.00 per share and the Pre-Funded Warrants will be sold at a public offering price of $9.99 per Pre-Funded Warrant, which equals the per share public offering price for the Shares less the $0.01 exercise price for each such Pre-Funded Warrant.

The Underwriting Agreement contains customary representations and warranties, conditions to closing, market standoff provisions, termination provisions and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, and were solely for the benefit of the parties to the Underwriting Agreement. The Company estimates that the net proceeds from the Offering will be approximately $142.0 million, or approximately $163.4 million if the Underwriters exercise in full their option to purchase the Option Shares, after deducting underwriting discounts and commissions and estimated offering expenses. The Offering is expected to close on or about April 29, 2022, subject to customary closing conditions.

The Pre-Funded Warrants are exercisable at any time after the date of issuance. Certain holders of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 4.99%, 9.99%, or 28.22%, as applicable, of the number of shares of the Common Stock outstanding immediately after giving effect to such exercise. The holders of Pre-Funded Warrants subject to the 4.99% and 9.99% thresholds may increase or decrease such percentages not in excess of 19.99% by providing at least 61 days’ prior notice to the Company.

The Offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-236389) previously filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 12, 2020, as amended, and declared effective by the SEC on March 10, 2022 and a related prospectus supplement.

The foregoing descriptions of the Underwriting Agreement and the terms of the Pre-Funded Warrants do not purport to be complete descriptions of the rights and obligations of the parties thereunder, and are qualified in their entirety by reference to the full text of the Underwriting Agreement and form of Pre-Funded Warrant that are filed as Exhibits 1.1 and 4.1 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

The legal opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the Shares and Pre-Funded Warrants in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated April 26, 2022

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

104	Cover Page lnteractive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2022	DECIPHERA PHARMACEUTICALS, INC.

	By:	/s/ Steven L. Hoerter
	Name:	Steven L. Hoerter
	Title:	President and Chief Executive Officer